UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549


                  ________________________

                             Form 8-K


                        CURRENT REPORT

           PURSUANT TO SECTION 13 or 15(d) OF THE
               SECURITIES EXCHANGE ACT of 1934



Date of Report  (Date of earliest event reported):  April 9, 1998


                    Coltec Industries Inc
   (Exact name of registrant as specified in its charter)


        Pennsylvania                  1-7568            13-1846375
       (State or other juris-         (Commission       (I.R.S. Employer
        diction of incorporation)      File Number)      Identification No.)


 3 Coliseum Centre, 2550 West Tyvola Road, Charlotte, North Carolina 28217
 (Address of principal executive offices)                        (Zip Code)


  Registrant's telephone number, including area code: (704) 423-7000

Item 5.             Other Events.

      Attached as an Exhibit to this Report is the Press Release issued by Coltec Industries Inc ("Coltec") on April
9,   1998  which  announces  the  pricing  of  $130  million
aggregate   liquidation  value  of  5 1/4%  Trust   Convertible
Preferred  Securities to institutional  buyers  pursuant  to
Rule   144A   and  to  a  limited  number  of  international
"accredited investors" (as defined in Rule 501(a)(1), (2),
(3)  or  (7)) and the pricing of $300 million of 7 1/2%  Senior
Notes   to  institutional  buyers  pursuant  to  Rule   144A
(collectively the "Securities").

      In the Offering Circulars relating to the Securities, Coltec disclosed that the Company is in the process of exploring the disposition of the business of its Holley Per-
formance Products Inc  subsidiary  ("Holley").   Currently,
the Company is evaluating indications of interest from several parties interested in an acquisition of the Holley business and believes that a letter of intent or definitive agreement regarding such acquisition may be executed in
the  near future.   For 1997, Holley had gross revenues and
operating income of $98.6 million and $7.7 million, respectively. There can be no assurances that such a transaction in respect of Holley will be consummated or as to the timing or terms of such transaction.

Item 7.   Financial Statements and Exhibits.

(c)  Exhibits.

99.1.     Attached as an Exhibit to this Report is the Press
          Release issued by Coltec Industries Inc ("Coltec") on April 9, 1998 which announces the pricing of $130
          million  aggregate  liquidation  value  of  5 1/2%   trust
          convertible   preferred  securities  to   institutional
          buyers pursuant to Rule 144A and to a limited number of international "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7)) and the pricing of $300 million of 7 1/2% Senior Notes to institutional buyers pursuant to Rule 144A.

                         SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           Coltec Industries Inc
                                                 Registrant


                                              /s/Robert J. Tubbs
Date:  April 9, 1998                 By:  Name:  Robert J. Tubbs
                                     Title: Executive Vice President

Exhibit 99.1


COLTEC INDUSTRIES ANNOUNCES THE PRICING OF $300 MILLION OF
SENIOR NOTES AND $130 MILLION CONVERTIBLE PREFERRED
SECURITIES

Charlotte, NC, April 9, 1998 - Coltec Industries Inc (NYSE:COT) announced the pricing of its previously announced private placements of $300 million principal amount 7 1/2% Senior Notes due 2008 (Senior Notes) and $130 million
liquidation   value  of  5 1/4%  Trust  Convertible   Preferred
Securities (Convertible Preferred Securities). The initial purchasers of the Convertible Preferred Securities have also exercised their option to purchase an additional $20 million liquidation value of Convertible Preferred Securities to cover over allotments.

Proceeds from both offerings will be used to reduce indebtedness under Coltec's credit agreement and for general corporate purposes. The primary purpose of the offerings is to improve Coltec's balance sheet and extend the maturities of Coltec's debt structure.

The Senior Notes will be senior obligations of Coltec ranking pari passu in right of payment with all existing and future senior debt of Coltec. The Senior Notes will be guaranteed and secured equally and ratably with loans by the lenders under the Company's credit facility.

The Convertible Preferred Securities will be entitled to preferred distributions from Coltec Capital Trust of 5 1/4% per annum and will be convertible, at the option of the holders thereof, into common stock of Coltec at a price of $29 5/16 per common share, representing a conversion premium of 25% over the closing sales price on April 7 of $23 7/16 for Coltec common stock on the New York Stock Exchange.

The Convertible Preferred Securities and the Senior Notes are being sold in separate private placements to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the "Securities Act") and, in the case of the Convertible Preferred Securities, to a limited number of institutional accredited investors and, in the case of the Senior Notes, to certain persons in offshore transactions in reliance on Regulation S under the Securities Act.

No registration statement relating to either the Convertible Preferred Securities or the Senior Secured Notes has been filed with the Securities and Exchange Commission, and neither the Convertible Preferred Securities nor the Senior Secured Notes may be offered or sold in the United States absent registration or an applicable exemption therefrom, under Rule 144A, or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of either the Convertible Preferred Securities or the Senior Secured Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Coltec Industries is a diversified manufacturing company serving primarily aerospace and general industrial markets.



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